Exhibit 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

SHENYANG TAIYU MACHINERY & ELECTRONIC EQUIPMENT CO., LTD

and

SMARTHEAT INC.

and

THE SHAREHOLDERS OF
SHENYANG TAIYU MACHINERY & ELECTRONIC EQUIPMENT CO., LTD

Dated as of April 14, 2008

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement") is entered into as of April 14, 2008, by and among SHENYANG TAIYU MACHINERY & ELECTRONIC EQUIPMENT CO., LTD, a company organized under the laws of the Peoples Republic of China ("Taiyu") and SMARTHEAT INC., a Nevada corporation ("Purchaser") and each of the shareholders of Taiyu listed on Schedule 4.2 hereto (the "Taiyu Shareholders").

RECITALS

WHEREAS, Taiyu is a Chinese company that is engaged in the business of research, manufacturing and marketing of energy saving Heat Exchange Plates ("HEP") products;

WHEREAS, Purchaser and Taiyu have agreed to the acquisition by Purchaser of all of equitable and other legal rights, title and interests in and to the share capital of Taiyu pursuant to a voluntary share exchange transaction (the "Share Exchange") between Purchaser and Taiyu upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, the Board of Directors of Purchaser has approved the Share Exchange in accordance with the applicable provisions of the NRS and upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, the Board of Directors and shareholders of Taiyu have each approved the Share Exchange in accordance with the applicable provisions of the laws of the People's Republic of China ("PRC") and upon the terms and subject to the conditions set forth herein; and

WHEREAS, for United States federal income tax purposes, the parties intend that the Share Exchange shall constitute a tax-free reorganization within the meaning of Sections 368 and 1032 of the Code.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

ARTICLE I. DEFINITIONS

(a) "Affiliate" shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person.  As used in this definition, "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns or holds directly or indirectly five per cent (5%) or more of the voting securities or five per cent (5%) or more of the partnership or other equity interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such other Person.;

(b) "Agreement" means this Share Exchange Agreement and Plan of Reorganization.

(c) "Applicable Law" or "Applicable Laws" means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, principles of common law, requirements and Orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person's properties or assets.

(d) "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a Material Adverse Effect in the benefits to such Person of this Agreement and the Share Exchange.

(e) "Breach" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

(f) "Business" means the research, manufacture, sale and distribution of energy saving Heat Exchange Plates ("HEP") products for industrial and residential applications as presently conducted by Taiyu.

(g) "Business Day" means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Philadelphia, Pennsylvania are permitted or required to be closed.

(h) "Closing" shall mean the completion of the Share Exchange and the consummation of the transactions set forth herein.

(i) "Closing Date" shall mean the date on which the Closing is completed.

(j) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(k) "Confidential Information" means any information pertaining to the business, operations, marketing, customers, financing, forecasts and plans of any Party provided to or learned by any other Party during the course of negotiation of the Share Exchange.  Information shall be treated as Confidential Information whether such information has been marked "confidential" or in a similar manner.

(l) "Consent" means any approval, consent, license, permits, ratification, waiver or other authorization.

(m) "Contract" means any agreement, contract, lease, license, consensual obligation, promise, undertaking, understanding, commitment, arrangement, instrument or document (whether written or oral and whether express or implied), whether or not legally binding.

(n) "Distribution Compliance Period" shall have the meaning set forth in Section 3.4(e).

(o) "Employee Benefit Plan" has the meaning set forth in Section 4.16

(p) "Encumbrance" means and includes:

(i) with respect to any personal property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii) with respect to any Real Property (whether and including owned real estate or Real Estate subject to a Real Property Lease), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of Third Parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

(q) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued by the Department of Labor pursuant to ERISA or any successor law.

(r) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(s) "GAAP" means at any particular time generally accepted accounting principles in the United States, consistently applied on a going concern basis, using consistent audit scope and materiality standards.

(t) "Governing Documents" means with respect to any particular entity, the articles or certificate of incorporation and the bylaws (or equivalent documents for entities of foreign jurisdictions); all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and any amendment or supplement to any of the foregoing.

(u) "Governmental Authorization" means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

(v) "Governmental Body" means: (i) nation, state, county, city, town, borough, village, district, tribe or other jurisdiction; (ii) federal, state, local, municipal, foreign, tribal or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.

(w) "Improvements" means all buildings, structures, fixtures and improvements located on Land, including those under construction.

(x) "IRS" means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

(y) "Knowledge" means actual knowledge without independent investigation.

(z) "Land" means all parcels and tracts of land in which any Person has an ownership or leasehold interest.

(aa) "Material Adverse Effect" or "Material Adverse Change" means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, revenues, income, business, operations, results of operations or prospects of such Person, taken as a whole.

(bb) "NRS" shall mean the Nevada Revised Statute, as amended.

(cc) "Order" means any writ, directive, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

(dd) "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(ee) "Party" or "Parties" means Taiyu, the Purchaser and/or the Taiyu Shareholders.

(ff) "Person" shall mean an individual, company, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, government or any political subdivision thereof, or any other legal entity.

(gg) "PRC" shall mean the Peoples Republic of China

(hh) "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(ii) "Purchaser" means SmartHeat Inc.

(jj) "Purchaser Balance Sheet" has the meaning set forth in Section 5.2(b)(ii)

(kk) "Purchaser Balance Sheet Date" has the meaning set forth in Section 5.2(b(ii).

(ll) "Purchaser Business" means Purchaser's business in the exploration of mineral properties.

(mm) "Purchaser Common Stock" means the common stock, par value $.001 per share, of Purchaser.

(nn) "Purchaser Contracts" has the meaning set forth in Section 5.2(l).

(oo) "Purchaser's Counsel" means Cane Clark, LLP.

(pp) "Purchaser Employee Plans" has the meaning set forth in Section 5.2(o).

(qq) "Purchaser Financial Information" has the meaning set forth in Section 5.1(b).

(rr) "Purchaser Intellectual Property" has the meaning set forth in Section 5.2(j).

(ss) "Purchaser SEC Reports" has the meaning set forth in Section 5.2(k)).

(tt) "Real Property" means any Land and Improvements and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of any Land, including all easements appurtenant to and for the benefit of any Land (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

(uu) "Related Agreements" means the Control Share Agreement.

(vv) "Real Property Lease" means any lease, rental agreement or rights to use land pertaining to the occupancy of any improved space on any Land.

(ww) "Representative" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other Representative of that Person.

(xx) "Schlombs" means Jason Schlombs

(yy) "SEC" means the United States Securities and Exchange Commission.

(zz) "Securities Act" means the Securities Act of 1933, as amended.

(aaa) "Security Interest" means any mortgage, pledge, security interest, Encumbrance, charge, claim, or other lien, other than:  (a) mechanic's, materialmen's and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings; (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(bbb) "Share Exchange" has the meaning set forth in the preamble.

(ccc) "Shares" has the meaning set forth in Section 2.1

(ddd) "Split-Off Agreement" has the meaning set forth in Section 2.5.

(eee) "Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

(fff) "Taiyu" has the meaning set forth in the preamble.

(ggg) "Taiyu Balance Sheet" has the meaning set forth in Section 4.6.

(hhh) "Taiyu Balance Sheet Date" has the meaning set forth in Section 4.6.

(iii) "Taiyu Board" has the meaning set forth in Section 4.4.

(jjj) "Taiyu Employee Plans" has the meaning set forth in Section 4.16.

(kkk) "Taiyu Financial Information" has the meaning set forth in Section 4.6.

(lll) "Taiyu Intellectual Property" has the meaning set forth in Section 4.12(a).

(mmm) "Taiyu Shareholders" has the meaning set forth in Section 2.1.

(nnn) "Tangible Personal Property" means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by a Party (wherever located and whether or not carried on a Party's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

(ooo) "Tax" or "Taxes" means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, gross receipts, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, premium, property or windfall profit taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such person (if any), (ii) all value added taxes and (iii) any liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any Applicable Law) of another person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

(ppp) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, exhibit or attachment thereto, and including any amendment thereof.

(qqq) "Third Party" means a Person that is not a Party to this Agreement.

ARTICLE II.  THE SHARE EXCHANGE

2.1 The Share Exchange.

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Closing, the parties shall cause the Share Exchange to be consummated by taking all appropriate actions to ensure that all equitable and legal rights, title and interests in and to the share capital of Taiyu is assigned, delivered and transferred to the Purchaser, in exchange for the issuance of an aggregate of 18,500,000 shares of Purchaser Common Stock (the "Shares") to the shareholders of Taiyu listed on Schedule 2.1.

2.2 Tax Free Reorganization.

The Parties each hereby agree to use their Best Efforts and to cooperate with each other to cause the Share Exchange to be a tax-free reorganization within the meaning of Sections 368 and 1032 of the Code.

2.3 Closing.

The Closing will occur via e-mail and facsimile on April 14, 2008 at 10:00 a.m. EST or such later date and time to be agreed upon by the parties (the "Closing Date"), following satisfaction or waiver of the conditions set forth in Article VIII.

2.4 Reorganization of the Board of Directors and Management.

(a) Purchaser shall (and shall cause Schlombs to) take such action as may be necessary to (i) appoint the individual set forth on Schedule 2.4(a) as a directors of the Purchaser, effective as of the Closing and until his respective successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with Purchaser’s Articles of Incorporation and By-laws and (ii) have Schlombs resign as a director, effective as of the end of the day on the Closing Date and after the appointment of such new directors.

(b) Those individuals set forth on Schedule 2.4(b) shall, as of the Closing, be appointed as the officers of the Purchaser until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Purchaser's Certificate of Incorporation and By-laws.  As of the Closing, Schlombs shall resign from all positions as an officer of Purchaser.

(c) If at any time after the Closing, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Purchaser the title to any property, rights, privileges, powers and franchises of, and equity in, Taiyu by reason of, or as a result of, the Share Exchange, or otherwise to carry out the provisions of this Agreement, the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers, franchises, and equity in the Purchaser, and otherwise to give effect to the provisions of this Agreement and the Share Exchange.

2.5 Cancellation of Purchaser Common Stock.

At the Closing, contemporaneously with the consummation of the Share Exchange, Purchaser shall, pursuant to the terms and conditions of that certain Stock Purchase Agreement dated of even date herewith entered into by and between Schlombs and the Purchaser (the "Split-Off Agreement") which shall be substantially in the form attached hereto as Exhibit 2.5, cause 2,500,000 shares of the Purchaser's Common Stock held by Schlombs to be transferred back to the Purchaser and cancel and extinguish such shares.

ARTICLE III. COVENANTS, REPRESENTATIONS AND
WARRANTIES OF TAIYU SHAREHOLDERS

3.1 Investment Purpose.

The Taiyu Shareholders acknowledge and agree that they are acquiring the Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act) directly or indirectly unless:

(a) The sale is to Purchaser;

(b) the sale is made pursuant to the exemption from registration under the Securities Act, provided by Rule 144 thereunder; or

(c) the Shares are sold in a transaction that does not require registration under the Securities Act, or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to Purchaser an opinion of counsel to that effect or such other written opinion as may be reasonably required by Purchaser.

3.2 Share Legend.

The Taiyu Shareholders acknowledge and agree that the certificates representing the Shares shall bear the following legend:

"THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED HEREIN) PURSUANT TO REGULATIONS UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").  ACCORDINGLY, NONE OF THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AN IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE 1933 ACT."

3.3 Representations and Warranties.

The Taiyu Shareholders represent and warrant that:

(a) the Taiyu Shareholders are located outside the United States;

(b) the Taiyu Shareholders are not aware of any advertisement of any of the shares being issued hereunder;

(c) the Taiyu Shareholders will not acquire the shares as a result of, and will not itself engage in, any "directed selling efforts: (as defined in Regulation S under the Securities Act) in the United States in respect of the shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the shares; provided, however, that the Taiyu Shareholders may sell or otherwise dispose of the shares pursuant to registration of the shares pursuant to the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements and as otherwise provided herein.

3.4 Acknowledgements.

(a) The Taiyu Shareholders acknowledge and agree that Purchaser will refuse to register any transfer of the shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and in accordance with applicable state and provincial securities laws;

(b) The Taiyu Shareholders acknowledge and agree that offers and sales of any of the Shares, prior to the expiration of a period of one year after the date of transfer of the shares (the "Distribution Compliance Period"), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with all applicable securities laws;

(c) The Taiyu Shareholders acknowledge and agree not to engage in any hedging transactions involving the Shares prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the provisions of the Securities Act; and

(d) The Taiyu Shareholders hereby acknowledge and agree to Purchaser making a notation on its records or giving instructions to the registrar and transfer agent of Purchaser in order to implement the restrictions on transfer set forth and described herein.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF TAIYU

As a material inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Taiyu makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by Purchaser regardless of any investigation made or information obtained by Purchaser (unless and to the extent specifically and expressly waived in writing by Purchaser on or before the Closing Date):

4.1 Organization and Good Standing.

(a) Taiyu is a corporation duly organized, validly existing and in good standing under the laws of PRC.  Taiyu is duly qualified to do business in the PRC and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Taiyu.

(b) Taiyu does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

4.2 Corporate Documents.

Schedule 4.2 shall consist of a true and correct copy of a shareholder list setting forth all owners of the authorized capital of, or other equity in, Taiyu.

4.3 Capitalization of Taiyu.

The entire authorized capital of Taiyu consists of 25,000,000 Yuan, all of which has been duly authorized, fully paid in and is nonassessable. All of the authorized capital is held of record by the stockholders listed on the shareholder list attached as Schedule 4.3.

4.4 Authorization of Transaction.

Taiyu has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. On the Closing Date, this Agreement shall be duly and validly authorized by all necessary action on the part of Taiyu in accordance with Applicable Laws and Taiyu's Governing Documents.  This Agreement constitutes the valid and legally binding obligation of Taiyu, enforceable in accordance with its terms and conditions.  The Board of Directors of Taiyu (the "Taiyu Board") has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and has taken all corporate actions required to be taken by the Taiyu Board for the consummation of the Share Exchange.

4.5 Noncontravention.

Neither the execution and delivery of this Agreement, nor consummation of the Share Exchange, by Taiyu will:

(a) violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Taiyu is subject or any provision of its Governing Documents; or

(b) conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Taiyu is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Taiyu or on the ability of the Parties to consummate the Share Exchange.

4.6 Taiyu Financial Information.

Schedule 4.6 contains the audited combined balance sheets and statements of income, stockholders’ equity and cash flow as of and for the year ended December 31, 2006 and December 31, 2007 for Taiyu (collectively, the “Taiyu Financial Information”). The audited balance sheet dated as of December 31, 2007 of Taiyu shall be referred to herein as the "Taiyu Balance Sheet" and December 31, 2007 shall be sometimes referred to herein as the "Taiyu Balance Sheet Date."

4.7 Events Subsequent to Taiyu Balance Sheet.

Since the Taiyu Balance Sheet Date, and except as disclosed on Schedule 4.7, there has not been, occurred or arisen, with respect to any member of the Taiyu:

(a) any change or amendment in its Governing Documents;

(b) any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(c) any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

(d) any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(e) any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(f) the organization of any Subsidiary or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

(g) any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

(h) any material sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(i) the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(j) any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which it is a party or by which it is bound;

(k) any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

(l) any grant of any license or sublicense of any rights under or with respect to any material Taiyu Intellectual Property;

(m) any sale, assignment or transfer (including transfers to any employees, Affiliates or shareholders) of any material Taiyu Intellectual Property;

(n) any capital expenditure (or series of related capital expenditures) involving more than $25,000 and outside the Ordinary Course of Business;

(o) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $25,000 and outside the Ordinary Course of Business;

(p) any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000;

(q) any delay or postponement of the payment of accounts payable or other liabilities, other than those being contested in good faith;

(r) any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $25,000 and outside the Ordinary Course of Business;

(s) any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $1,000 individually or $5,000 in the aggregate;

(t) the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

(u) any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(v) any increase in the base compensation of any of its directors, officers, and employees that is greater than Twenty Five Thousand Dollars ($25,000) per annum;

(w) any charitable or other capital contribution in excess of $2,500;

(x) any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of Taiyu, except as disclosed in this Agreement and the Disclosure Schedules;

(y) any other event or occurrence that may have or could reasonably be expected to have a Material Adverse Effect on Taiyu (whether or not similar to any of the foregoing); or

(z) any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

4.8 Tax Matters.

(a) Except as set forth on Schedule 4.8 Taiyu:

(i) has timely paid or caused to be paid all material Taxes required to be paid by it though the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

(ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Taiyu were complete and correct in all material respects; and

(iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(iv) has not been notified since January 1, 2006 by any Governmental Body that any material issues have been raised (and no such issues are currently pending) by any Governmental Body in connection with any Tax Return filed by or on behalf of Taiyu; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Taiyu; no Tax liens have been filed against Taiyu or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Taiyu;

(v) has made full and adequate accrual (A) on the Taiyu Balance Sheet, and the books and records of Taiyu  for all income taxes currently due and all accrued Taxes not yet due and payable by Taiyu for all periods ending on or prior to the Taiyu Balance Sheet Date, and (B) on the books and records of Taiyu  for all Taxes payable by Taiyu for all periods beginning after the Taiyu Balance Sheet Date;

(vi) has not incurred any liability for Taxes from and after the Taiyu Balance Sheet Date other than Taxes incurred in the Ordinary Course of Business and consistent with past practices;

(vii) has complied in all material respects with all Applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees); and

(viii) does not have any liability in respect of any Tax sharing agreement with any Person;

(b)           No member of the Taiyu has incurred any liability to make any payments either alone or in conjunction with any other payments that would constitute a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign Applicable Law related to Taxes);

    (c)           No claim has been made within the last three years by any taxing authority in a jurisdiction in which Taiyu does not file Tax Returns that Taiyu is or may be subject to taxation by that jurisdiction;

(d)           The consummation of the Share Exchange will not trigger the realization or recognition of intercompany gain or income to Taiyu or any Affiliate of Taiyu under the Federal consolidated return regulations with respect to Federal, state or local taxes; and

(e)           Taiyu is not currently, nor has it been at any time during the previous five years, a "U.S. real property holding corporation" and, therefore, the Shares are not "U.S. real property interests," as such terms are defined in Section 897 of the Code.

4.9 Title to Assets.

Taiyu has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Business in the manner presently operated by it, as reflected in the Taiyu Financial Information.

4.10 Leased Real Property.

Except as disclosed on Schedule 4.10, Taiyu does not own or holds any leasehold interest in or right to use any Real Property.

4.11 Condition of Facilities.

(a) Use of the Real Property of Taiyu for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to "permitted nonconforming" use or structure classifications.  All Improvements are in compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects.  No part of any Improvement encroaches on any real property not included in the Real Property of Taiyu or the Taiyu , and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

(b) Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  All Tangible Personal Property used in the Business is in the possession of Taiyu.

4.12 Taiyu Intellectual Property.

(a) Taiyu owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) material patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet web sites, domain names and applications and registrations pertaining thereto (collectively, "Taiyu  Intellectual Property") that are used in the Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(b) Except as may be evidenced by patents issued after the date hereof, there are no conflicts with or infringements of any material Taiyu  Intellectual Property by any third party and the conduct of the Business as currently conducted does not conflict with or infringe any proprietary right of a third party.

(c) Taiyu owns or has the right to use all software currently used in and material to the Business.

4.13 Affiliate Transactions.

No officer, director, or employee of Taiyu or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons), has any agreement with Taiyu or any interest in any of their property of any nature, used in or pertaining to the Business (other than the ownership of capital stock of the corporation as disclosed in Section 4.3).  None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Taiyu or in any Person from whom or to whom the Taiyu leases any property or transacts business of any nature.

4.14 Powers of Attorney.

There are no outstanding powers of attorney executed on behalf of Taiyu.

4.15 Litigation.

Except as set forth on Schedule 4.15:

(a) there is no pending or, to Taiyu's Knowledge, threatened Proceeding:

(i) by or against Taiyu or that otherwise relates to or may affect the Business which, if adversely determined, would have a Material Adverse Effect; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Share Exchange.

(b) to the Knowledge of Taiyu, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  Taiyu has delivered to Purchaser copies, if any, of all pleadings, correspondence and other documents relating to each Proceeding.

(c) there is no material Order to which Taiyu, any member of the Taiyu  or the Business is subject; and

(d) to the Knowledge of Taiyu, no officer, director, agent or employee of Taiyu is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(e) Taiyu has been and is in compliance with all of the terms and requirements of each Order to which it or the Business is or has been subject;

(f) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Taiyu or the Business is subject; and

(g) Taiyu has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Taiyu or the Business is subject.

4.16 Employee Benefits.

(a) Schedule 4.16 lists all material (i) Employee Benefit Plans of the Taiyu , (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Taiyu that, in the case of a plan described in (i) or (ii) above, is currently maintained by Taiyu or with respect to which Taiyu has an obligation to contribute, and that, in the case of an agreement described in (iii) above, is currently in effect (the “Taiyu  Employee Plans”).

(b) There is no Proceeding pending or, to Taiyu's Knowledge, threatened against the assets of any Taiyu  Employee Plan or, with respect to any Taiyu  Employee Plan, against Taiyu, other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect, and to Taiyu's Knowledge there is no Proceeding pending or threatened in writing against any fiduciary of any Taiyu Employee Plan other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect.

(c) Each of the Taiyu Employee Plans has been operated and administered in all material respects in accordance with its terms and Applicable Law.

(d) No director, officer, or employee of Taiyu will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Taiyu  Employee Plan solely as a result of consummation of the Share Exchange.

4.17 Insurance.

Except as set forth on Schedule 4.17 Taiyu has sufficient insurance of any kind or nature, including, but not limited to, fire, liability, workmen's compensation and other forms of insurance covering Taiyu all or any portion of its business, property and assets.

4.18 Employees.

To the Knowledge of Taiyu, no officer, director, agent, employee, consultant, or contractor of Taiyu is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Taiyu or to any other Person any rights to any invention, improvement, or discovery.  No former or current employee of Taiyu is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Taiyu or Purchaser to conduct the Business as heretofore carried on by Taiyu.

4.19 Labor Relations.

Taiyu is not a party to any collective bargaining or similar agreement.  To the Knowledge of Taiyu, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Taiyu by any employee of Taiyu or any other Person or entity.

4.20 Legal Compliance.

To the Knowledge of Taiyu, Taiyu is in material compliance with all Applicable Laws (including rules and regulations thereunder) of any Governmental Bodies having jurisdiction over Taiyu , including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

4.21 Brokers' Fees.

Taiyu has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Share Exchange for which Taiyu could become liable or obligated.

4.22 Undisclosed Liabilities.

To the Knowledge of Taiyu, Taiyu does not have any liability (and to the Knowledge of Taiyu, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(a) liabilities reflected or reserved against in the Taiyu  Balance Sheet; or

(b) liabilities which have arisen in the Ordinary Course of Business since the Taiyu Balance Sheet Date.

4.23 Disclosure.

The representations and warranties of Taiyu contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

ARTICLE V. REPRESENTATIONS AND WARRANTEES OF PURCHASER

As a material inducement for Taiyu to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by Taiyu regardless of any investigation made or information obtained by Taiyu (unless and to the extent specifically and expressly waived in writing by Taiyu on or before the Closing Date):

5.1 Representations of Purchaser Concerning the Transaction.

(a) Organization and Good Standing

(i) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of Nevada. Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Purchaser.

(ii) Purchaser has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

(b) Authorization of Transaction.  Purchaser has the corporate power to execute, deliver and perform this Agreement, the Related Agreements, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by law, its Governing Documents or otherwise, to authorize the execution, delivery, and performance  of this Agreement and such related documents.  The execution and delivery of this Agreement has been approved by the Board of Directors of Purchaser.  This Agreement is a valid obligation of Purchaser and is legally binding on Purchaser in accordance with its terms..

(c) Capitalization of Purchaser.  The entire authorized capital stock of Purchaser consists of 75,000,00 shares of common stock having a par value of $0.001 per share, of which 6,549,900 shares are issued and outstanding.  All issued and outstanding shares of Purchaser Common Stock have been duly authorized, are validly issued, fully paid and nonassessable.  There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Purchaser is a party or which are binding upon Purchaser providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Purchaser.

(d) Noncontravention.  Neither the execution and delivery of this Agreement, nor consummation of the Share Exchange, will:

(i) violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Purchaser is subject or any provision of its Governing Documents; or

(ii) conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Purchaser or on the ability of the Parties to consummate the Share Exchange.

5.2 Representations of Purchaser Concerning the Purchaser.

(a) Affiliate Transactions.  No officer, director, or employee of Purchaser or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons), has any agreement with Purchaser or any interest in any of their property of any nature, used in or pertaining to the Purchaser Business.  None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Purchaser or in any Person from whom or to whom Purchaser leases any property or transacts business of any nature.

(b) Purchaser Financial Information. Schedule 5.2(b) shall include the following financial information (collectively, the “Purchaser Financial Information”):

(i) audited balance sheet and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal years ended 2006 and 2007 for Purchaser; and

(ii) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Purchaser maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom, as listed on Schedule 5.2(b).

The audited balance sheet as of October 31, 2007 of Purchaser shall be referred to herein as the "Purchaser Balance Sheet" and October 31, 2007 shall be sometimes referred to herein as the "Purchaser Balance Sheet Date."   Purchaser Financial Information presents fairly the financial condition of Purchaser as of such dates and the results of operations of Purchaser for such periods, in accordance with GAAP and are consistent with the books and records of Purchaser (which books and records are correct and complete).

(c) Events Subsequent to Purchaser Balance Sheet.  Since the Purchaser Balance Sheet Date, there has not been, occurred or arisen, with respect to Purchaser:

(i) any change or amendment in its Governing Documents;

(ii) any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(iii) any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

(iv) any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(v) any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(vi) the organization of any Subsidiary or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

(vii) any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

(viii) any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ix) the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(x) any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), involving more than $10,000 to which it is a party or by which it is bound;

(xi) any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

(xii) any grant of any license or sublicense of any rights under or with respect to any Purchaser Intellectual Property;

(xiii) any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any Purchaser Intellectual Property;

(xiv) any capital expenditure (or series of related capital expenditures) involving more than $10,000 and outside the Ordinary Course of Business;

(xv) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000 and outside the Ordinary Course of Business;

(xvi) any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000;

(xvii) any delay or postponement of the payment of accounts payable or other liabilities;

(xviii) any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $25,000 and outside the Ordinary Course of Business;

(xix) any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $500 individually or $2,500 in the aggregate;

(xx) the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

(xxi) any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xxii) any increase in the base compensation of any of its directors, officers, and employees;

(xxiii) any charitable or other capital contribution in excess of $2,500;

(xxiv) any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of Purchaser, except as disclosed in this Agreement and the Disclosure Schedules;

(xxv) any other event or occurrence that may have or could reasonably be expected to have an Material Adverse Effect on Purchaser (whether or not similar to any of the foregoing); or

(xxvi) any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

(d) Tax Matters.

Purchaser:

(i) has timely paid or caused to be paid all Taxes required to be paid by it though the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

(ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Purchaser and each Purchaser Tax Affiliate were completed and correct in all material respects; and

(iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(iv) has previously delivered true, correct and complete copies of all Federal Tax Returns filed by or on behalf of Purchaser through the date hereof for the periods ending after December 31, 2004.

(v) since January 1, 2005, has not been notified by the IRS or any other Governmental Body that any issues have been raised (and no such issues are currently pending) by the IRS or any other Governmental Body in connection with any Tax Return filed by or on behalf of Purchaser or any Purchaser Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Purchaser or any present or former Affiliate of Purchaser (for years that it was an  Affiliate); no Tax liens have been filed against Purchaser or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Purchaser or any present or former Affiliate (for the years that it was an  Affiliate);;

(vi) has made full and adequate accrual (i) on the Purchaser Balance Sheet, and the books and records of Purchaser for all income Taxes currently due and all accrued Taxes not yet due and payable by Purchaser for all periods ending on or prior to the Purchaser Balance Sheet Date, and (ii) on the books and records of Purchaser and for all Taxes payable by Purchaser for all periods beginning after the Purchaser Balance Sheet Date;

(vii) has not incurred any liability for Taxes from and after the Purchaser Balance Sheet Date other than Taxes incurred in the Ordinary Course of Business and consistent with past practices;

(viii) has not (i) made an election (or had an election made on its behalf by another person) to be treated as a “consenting corporation” under Section 341(f) of the Code or (ii) a “personal holding company” within the meaning of Section 542 of the Code;

(ix) has complied in all material respects with all Applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees);

(x) has no liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which Purchaser has been bound have been terminated;

(xi) has not incurred any Liability to make any payments either alone or in conjunction with any other payments that:

(A) shall be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign income Tax Law); or

(B) are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

(xii) has not agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of Purchaser; and

(xiii) is not currently, nor has it been at any time during the previous five years, a “U.S. real property holding corporation” and, therefore, the Purchaser Common Stock is not “U.S. real property interests,” as such terms are defined in Section 897 of the Code.

No claim has been made within the last three years by any taxing authority in a jurisdiction in which Purchaser does not file Tax Returns that Purchaser is or may be subject to taxation by that jurisdiction;

(e) Intercompany Gain as Result of Transaction.  The consummation of the Share Exchange will not trigger the realization or recognition of intercompany gain or income to Purchaser under the Federal consolidated return regulations with respect to Federal, state or local Taxes; and

(f) Title to Assets.  Purchaser has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Purchaser Business in the manner presently operated by Purchaser, as reflected in the Purchaser Financial Information.

(g) Real Property.  Except as set forth in Schedule 5.2(g) Purchaser does not own or hold an ownership interest in any Real Property.

(h) Leased Real Property. Except as set forth in Schedule 5.2(h), Purchaser does not own or a leasehold interest in any Real Property.

(i) Condition of Facilities.

(i) Use of the Real Property of Purchaser for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to “permitted nonconforming” use or structure classifications.  All Improvements are in compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects.  To the Knowledge of Purchaser, no part of any Improvement encroaches on any real property not included in the Real Property of Purchaser, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

(ii) Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  Except as disclosed in Schedule 5.2(i)(ii), all Tangible Personal Property used in the Purchaser Business is in the possession of Purchaser.

(j) Purchaser Intellectual Property.

(i) Purchaser owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including  password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto (collectively, “Purchaser Intellectual Property”) that are used in the Purchaser Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(ii) Purchaser owns or has the right to use all software currently used in and material to the Purchaser Business.

(k) SEC Reports and Financial Statements.  Since January 1, 2005, Purchaser has filed with the SEC all reports and other filings required to be filed by Purchaser in accordance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the “Purchaser SEC Reports”). As of their respective dates, Purchaser SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such Purchaser SEC Reports and, except to the extent that information contained in any Purchaser SEC Report has been revised or superseded by a later Purchaser SEC Report filed and publicly available prior to the date of this Agreement, none of the Purchaser SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Purchaser included in Purchaser SEC Reports were prepared from and are in accordance with the accounting books and other financial records of Purchaser, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as set forth in the Purchaser SEC Reports, Purchaser has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations incurred in the Ordinary Course of Business since the Purchaser Balance Sheet Date.  The Purchaser SEC Reports accurately disclose (i) the terms and provisions of all stock option plans, (ii) transactions with Affiliates, and (iii) all material contracts required to be disclosed pursuant to Item 601(b)(10) of Regulation S-B promulgated by the SEC.

(l) Contracts.  Schedule 5.2(l) is a true, complete and accurate list of all written or oral contracts, understandings, agreements and other arrangements (including a brief description of all such oral arrangements) executed by an officer or duly authorized employee of Purchaser or to which Purchaser is a party either:

(i) involving more than $10,000, or

(ii) in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees.

Purchaser has delivered or will, prior to Closing, deliver to Taiyu a correct and complete copy of each Contract (redacted copies for names are acceptable) listed in Schedule 5.2(l) (the “Purchaser Contracts”).  Except as disclosed in Schedule 5.2(l): (i) Purchaser has fully complied with all material terms of Purchaser Contracts; (ii) to the Knowledge of Purchaser, other parties to Purchaser Contracts have fully complied with the terms of Purchaser Contracts; and (iii) there are no disputes or complaints with respect to nor has Purchaser received any notices (whether oral or in writing) that any other party to Purchaser Contracts is terminating, intends to terminate or is considering terminating, any of Purchaser Contracts listed or required to be listed in Schedule 5.2(l).

(m) Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Purchaser.

(n) Litigation.  Except as set forth in Schedule 5.2(n):

(i) There is no pending or, to Purchaser’s Knowledge, threatened Proceeding:

(A) by or against Purchaser or that otherwise relates to or may affect the Purchaser Business which, if adversely determined, would have a Material Adverse Effect; or

(B) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Share Exchange.

To the Knowledge of Purchaser, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(ii) Except as set forth in Schedule 5.2(n):

(A) there is no material Order to which Purchaser or the Purchaser Business is subject; and

(B) to the Knowledge of Purchaser, no officer, director, agent or employee of Purchaser is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Purchaser Business.

(iii) Except as set forth in Schedule 5.2(n):

(A) Purchaser has been and is in compliance with all of the terms and requirements of each Order to which it or the Purchaser Business is or has been subject;

(B) No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Purchaser or the Purchaser Business is subject; and

(C) Purchaser has not received any notice, or received but subsequently resolved to the satisfaction of the Governmental Body or other Person (evidence of such approval is attached as Schedule 5.1(n), or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Purchaser or the Purchaser Business is subject.

(o) Employee Benefits.

(i) Purchaser has no (i) Employee Benefit Plans, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Purchaser, in the case of a plan described in (i) or (ii) above, that is currently maintained by Purchaser or with respect to which Purchaser has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Purchaser Employee Plans”).

(ii) No director, officer, or employee of Purchaser will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Purchaser Employee Plan solely as a result of consummation of the Share Exchange.

(p) Insurance.  Schedule 5.2(p) is an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen's compensation and other forms of insurance owned or held by or covering Purchaser or all or any portion of its property and assets.

(q) Employees.  Schlombs is the sole employee of Purchaser and he presently does not receive any compensation for his services.  To the Knowledge of Purchaser, no officer, director, agent, employee, consultant, or contractor of Purchaser is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Purchaser Business or (ii) to assign to Purchaser or to any other Person any rights to any invention, improvement, or discovery.  No former or current employee of Purchaser is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Purchaser to conduct the Purchaser Business.

(r) Labor Relations.  Purchaser is not a party to any collective bargaining or similar agreement.  To the Knowledge of Purchaser, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Purchaser by any employee of Purchaser or any other person or entity.

(s) Legal Compliance.  To the Knowledge of Purchaser, Purchaser is in material compliance with all Applicable Laws of any Governmental Bodies having jurisdiction over Purchaser, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

(t) Brokers' Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Share Exchange for which Purchaser could become liable or obligated.

(u) Undisclosed Liabilities.  Purchaser has no liability (and to the Knowledge of Purchaser, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(i) liabilities reflected or reserved against in the Purchaser Balance Sheet; or

(ii) liabilities which have arisen in the Ordinary Course of Business since the date of the Purchaser Balance Sheet.

(v) Disclosure.  The representations and warranties of Purchaser contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

ARTICLE VI. ACCESS TO INFORMATION AND DOCUMENTS

6.1 Access to Information.

Between the date hereof and the Closing Date, each Party will give to the other and its counsel, accountants and other Representatives full access to all the properties, documents, contracts, personnel files and other records and shall furnish copies of such documents and with such information with respect to its affairs as may from time to time be reasonably requested.  Each Party will disclose to the other and make available to such Party and its Representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of Taiyu or Purchaser, as the case may be.  In addition, Taiyu shall make available to Purchaser all such banking, investment and financial information as shall be necessary to allow for the efficient integration of Taiyu's banking, investment and financial arrangements with those of Purchaser at the Closing.  Access of Purchaser pursuant to the foregoing shall be granted at a reasonable time and upon reasonable notice.

6.2 Effect of Access.

(a) Nothing contained in this Article VI shall be deemed to create any duty or responsibility on the part of either Party to investigate or evaluate the value, validity or enforceability of any Contract or other asset included in the assets of the other Party.

(b) With respect to matters as to which any Party has made express representations or warranties herein, the Parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such Parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

ARTICLE VII. COVENANTS

7.1 Preservation of Business.

(a) Prior to the Closing or the termination of this Agreement, Taiyu will use its Best Efforts to preserve the Business, to keep available to Purchaser the services of the present employees of Taiyu, and to preserve for Purchaser the goodwill of the suppliers, customers and others having business relations with Taiyu.  Taiyu shall conduct its Business only in the Ordinary Course of Business, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without Purchaser’s prior written consent (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies.

(b) Prior to the Closing or the termination of this Agreement, Purchaser will use its Best Efforts to preserve the Purchaser Business, to keep available to Purchaser the services of the present employees of Purchaser, and to preserve for Purchaser the goodwill of the suppliers, customers and others having business relations with Purchaser.  Purchaser shall conduct the Purchaser Business only in the Ordinary Course of Business, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without the prior written consent of Taiyu (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies.

7.2 Current Information.

(a) During the period from the date of this Agreement to the Closing, each Party hereto shall promptly notify each other Party of any (i) significant change in the normal course of business or operations of its business, (ii) Proceeding (or communications indicating that the same may be contemplated), or the institution or threat or settlement of Proceedings, in each case involving such Party, the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Party, taken as a whole or (iii) event which such Party reasonably believes could be expected to have a Material Adverse Effect on the ability of any Party  to consummate the Share Exchange.

(b) During the period from the date of this Agreement to the Closing, Purchaser shall promptly notify Taiyu of any correspondence received from the SEC and shall deliver a copy of such correspondence to Taiyu within one (1) Business Day of receipt.

7.3 Material Transactions.

Prior to the Closing, neither Taiyu nor Purchaser will (other than (i) as contemplated by the terms of this Agreement and the Related Agreements, (ii) with respect to transactions for which there is a binding commitment existing prior to the date hereof disclosed in the Disclosure Schedules, and (iii) transactions described on Schedule 7.3 which do not vary materially from the terms set forth on such Schedule 7.3, or in the Ordinary Course of Business without first obtaining the written consent of the other Parties):

(a) declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property;

(b) amend its Governing Documents or enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any other Person;

(c) except pursuant to options, warrants, conversion rights or other contractual rights, issue any shares of its capital stock or share capital or any options, warrants or other rights to subscribe for or purchase such common or share capital or other capital stock or any securities convertible into or exchangeable for any such common, share capital or other capital stock;

(d) directly redeem, purchase or otherwise acquire any of its common or other capital stock;

(e) effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

(f) enter into any employment contract which is not terminable upon notice of ninety (90) days or less, at will, and without penalty except as provided herein or grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension or other Employee Benefit Plan, agreement, payment or agreement under, to, for or with any of such officers or employees;

(g) make any payment or distribution to the trustee under any bonus, pension, profit sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with such Party's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, options, executive incentive compensation, pensions, deferred compensation, retirement payments, profit sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate or modify any plan;

(h) prepay any debt in excess of Twenty Five Thousand Dollars ($25,000), borrow or agree to borrow any amount of funds except in the Ordinary Course of Business or, directly or indirectly, guarantee or agree to guarantee obligations of others, or fail to pay any monetary obligation in a timely manner prior to delinquency;

(i) enter into any agreement, contract or commitment having a term in excess of three (3) months or involving payments or obligations in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate, except in the Ordinary Course of Business;

(j) amend or modify any material Contract;

(k) agree to increase the compensation or benefits of any employee (except for normal annual salary increases in accordance with past practices);

(l) place on any of its assets or properties any pledge, charge or other Encumbrance, except as otherwise authorized hereunder, or enter into any transaction or make any contract or commitment relating to its properties, assets and business, other than in the Ordinary Course of Business or as otherwise disclosed herein;

(m) guarantee the obligation of any person, firm or corporation, except in the Ordinary Course of Business;

(n) make any loan or advance in excess of Twenty-Five Thousand Dollars ($25,000) or cancel or accelerate any material indebtedness owing to it or any claims which it may possess or waive any material rights of substantial value;

(o) sell or otherwise dispose of any Real Property or any material amount of any tangible or intangible personal property other than leasehold interests in closed facilities, except in the Ordinary Course of Business;

(p) commit any act or fail to do any act which will cause a Breach of any Contract and which will have a Material Adverse Effect on its business, financial condition or earnings;

(q) violate any Applicable Law which violation might have a Material Adverse Effect on such Party;

(r) purchase any real or personal property or make any other capital expenditure where the amount paid or committed is in excess of Twenty-Five Thousand Dollars ($25,000) per expenditure;

(s) except in the Ordinary Course of Business, enter into any agreement or transaction with any of such Party's Affiliates; or

(t) engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of such Party contained in this Agreement, as if such representations and warranties were given as of the date of such transaction or action.

7.4 Public Disclosures.

Purchaser and Taiyu will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by Applicable Law.  The Parties shall issue a joint press release, mutually acceptable to Taiyu and Purchaser, promptly upon execution and delivery of this Agreement.

7.5 Confidentiality.

Purchaser and Taiyu shall hold, and shall use their Best Efforts to cause their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Confidential Information, and each Party shall not release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

ARTICLE VIII. CONDITIONS TO CLOSING

8.1 Mutual Conditions.

The respective obligations of each Party to effect the Share Exchange shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Purchaser and Taiyu:

(a) None of Purchaser, or Taiyu shall be subject to any Order by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Share Exchange or (ii) would impose any material limitation on the ability of Purchaser effectively to exercise full rights of ownership of the common stock of Taiyu  or any material portion of the assets or Business, taken as a whole.

(b) No statute, rule or regulation, shall have been enacted by any Governmental Body that makes the consummation of the Share Exchange illegal.

(c) Purchaser and Taiyu shall have received all Consents of Third Parties that are required of such Third Parties prior to the consummation of the Share Exchange, in form and substance acceptable to Purchaser or Taiyu, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a Material Adverse Effect.

8.2 Conditions to the Obligations of Purchaser.

The obligations of Purchaser under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a) The representations and warranties of Taiyu contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date, and each of the representations and warranties of Taiyu that are not so qualified shall be true in all material respects on and as of the Closing Date.

(b) Taiyu shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by Taiyu at or prior to the Closing.

(c) There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order that (a) restrains or prohibits the consummation of the Share Exchange, (b) could have a Material Adverse Effect on Purchaser's ability to exercise control over or manage the Taiyu after the Closing or (c) could have a Material Adverse Effect on Taiyu.

(d) On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Share Exchange.

(e) The Related Agreements to which Taiyu is a party and all other documents to be delivered by Taiyu to Purchaser at the Closing shall be satisfactory in form and substance to Purchaser.

(f) All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of Purchaser Counsel, in connection with (a) the execution and delivery by Taiyu of this Agreement and the Related Agreements to which it is a Party or (b) the consummation by Taiyu of the Share Exchange and copies of all such Consents shall have been delivered to Purchaser.

(g) Schlombs shall have executed and delivered to Purchaser the Control Share Agreement and shall simultaneously with the Closing consummate the transactions contemplated therein.

8.3 Conditions to the Obligations of Taiyu.

The obligations of Taiyu and the Taiyu Shareholders under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a) The representations and warranties of Purchaser contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for such representations and warranties made as of a specific date which shall be true as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Purchaser that are not so qualified shall be true in all material respects on and as of the Closing Date (except for such representations and warranties made as of a specific date which shall be true in all material respects as of such date).

(b) Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser at or prior to the Closing.

(c) There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order, that (a) restrains or prohibits the consummation of the Share Exchange or (b) could have a Material Adverse Effect on Purchaser.

(d) On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Share Exchange.

(e) The Related Agreements to which Purchaser is a party and all other documents to be delivered by Purchaser to Taiyu at the Closing shall be satisfactory in form and substance to Taiyu.

(f) All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of counsel to Taiyu, in connection with (a) the execution and delivery by Purchaser of this Agreement or the Related Agreements to which either of them is a party, and (b) the consummation by Purchaser of the transactions contemplated hereby or thereby, and copies of all such Consents shall have been delivered to Taiyu.

(g) Purchaser shall have delivered to Taiyu the resignation of Schlombs from all positions as an officer and director of Purchaser effective upon Closing.

(h) Purchaser shall have delivered to Taiyu evidence of the expansion of Purchaser's Board of Directors to two (2) members and evidence of the appointment of up one (1) new director nominated by Taiyu.

(i) Purchaser shall deliver to each Taiyu Shareholder a certificate evidencing ownership of the Shares described in Section 3.2.

(j) Purchaser shall deliver to Taiyu evidence of the cancellation of 2,400,000 shares of Purchaser Common Stock held by Schlombs.

(k) The stockholders of Purchaser shall have given all necessary approvals and consents required under NRS.

(l) The Share Exchange shall qualify as a tax-free transaction to each of Purchaser, Taiyu and Taiyu's stockholders.

(m) As of the Closing Date, Purchaser shall not have any debts or liabilities that are not disclosed in the Purchaser SEC Reports and shall not have any Security Interests or Encumbrances recorded against its properties or assets.

ARTICLE IX. SURVIVAL OF REPRESENTATIONS

All representations and warranties made by any Party in this Agreement or pursuant hereto, as modified by any Disclosure Schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall survive the Closing and any investigation made by or on behalf of any Party for a period of one (1) year following the Closing Date.  All statements contained herein or in any schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall be deemed representations and warranties for purposes of Sections 9.1, 8.2(a), and 8.3(a).  The right to any remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

ARTICLE X. TERMINATION, AMENDMENT AND WAIVER

10.1 Termination.

This Agreement may be terminated at anytime prior to the Closing:

(a) by mutual written consent of Purchaser and Taiyu;

(b) by Purchaser or Taiyu:

(i) if the Share Exchange shall not have been consummated on or before August 31, 2008, unless the failure to consummate the Share Exchange is the result of a willful and material Breach of this Agreement by the Party seeking to terminate this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Body shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Share Exchange and such order, decree, ruling or other action shall have become final and non-appealable;

(iii) in the event of a Breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within ten (10) days after the giving of written notice to the breaching Party of such Breach (provided that the terminating Party is not then in Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(iv) in the event that (i) all of the conditions to the obligation of such Party to effect the Share Exchange set forth in Section 8.1 shall have been satisfied and (ii) any condition to the obligation of such Party to effect the Share Exchange set forth in Section 8.2 (in the case of Purchaser) or Section 8.3 (in the case of Taiyu) is not capable of being satisfied prior to the end of the period referred to in Section 10.1(b)(i); or

(v) if there shall have occurred prior to the Closing changes in Applicable Law that, in the aggregate, shall have a Material Adverse Effect on either Party.

10.2 Effect of Termination.

In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party except to the extent that such termination results from the willful and material Breach by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, in which case the terminating Party shall have the right to pursue any remedies available to it at law or in equity.

10.3 Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.4 Extension; Waiver.

At any time prior to the Closing, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

10.5 Procedure for Termination, Amendment Extension or Waiver.

A termination of this Agreement pursuant to Section 10.1, an amendment of this Agreement pursuant to Section 10.3, or an extension or waiver pursuant to Section 10.4 shall, in order to be effective, require in the case of Purchaser or Taiyu, action by its Board of Directors or the duly authorized designee of the Board of Directors.

ARTICLE XI. MISCELLANEOUS

11.1 Notices.

Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to Purchaser:

SMARTHEAT INC.
1445 Pendrell Street, Suite 202
Vancouver, British Columbia
Canada V6C 1S3
Attention: Jason Schlombs
Phone:
Fax:

with a copy to:

Cane Clark LLP
3273 E. Warm Springs Rd.
Las Vegas, NV 89120
Attention:
Phone: (702) 312-6255
Fax: (702) 944-7100

If to Taiyu:

TAIYU MACHINERY & ELECTRONIC EQUIPMENT CO., LTD
A-1, 10, Street 7
Shenyang Economic and Technological Development Zone
Shenyang, China 110027
Attention:
Phone:
Fax:

with a copy to:

Buchanan Ingersoll & Rooney
1835 Market Street, 14th Floor
Philadelphia, PA  19103-2985
Attention: William Uchimoto, Esq.
Phone: (215) 665-3813
Fax: (215 665-8760

All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

11.2 Further Assurances.

Each Party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

11.3 Governing Law.

This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Nevada, applied without giving effect to any conflicts-of-law principles.

11.4 Commissions.

Each of the Parties hereto represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission in connection with the Share Exchange.  Each of the Parties hereto shall pay or discharge, and shall indemnify and hold the other harmless from and against, all claims or liabilities for brokerage commissions or finder's fees incurred by reason of any action taken by it.

11.5 Captions.

The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

11.6 Integration of Exhibits and Schedules.

All Exhibits and Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

11.7 Entire Agreement.

This Agreement, the Related Agreements, including all Exhibits and Schedules attached hereto and thereto contain the entire agreement of the Parties and supersede any and all prior or contemporaneous agreements between the Parties, written or oral, with respect to the transactions contemplated hereby.  Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the Party or Parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

11.8 Expenses.

Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

11.9 Counterparts.

This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

11.10 Binding Effect.

This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  No Party may assign any right or obligation hereunder without the prior written consent of the other Parties.

11.11 No Rule of Construction.

The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party's role in drafting this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE OF PURCHASER AND TAIYU TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, Purchaser and Taiyu have caused this Share Exchange Agreement and Plan of Reorganization to be executed by their respective duly authorized officers, all as of the day and year first above written.

By Purchaser:

SMARTHEAT INC.
By: /s/ Jason Schlombs Jason Schlombs Chief Executive Officer

By Taiyu:

SHENYANG TAIYU MACHINERY & ELECTRONIC EQUIPMENT CO., LTD
By: /s/ James Wang James Wang Chairman and Chief Executive Officer

SIGNATURE PAGE OF TAIYU SHAREHOLDERS TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the shareholder of Taiyu has executed this Share Exchange Agreement and Plan of Reorganization as of the day and year first above written.

Beijing YSKN Machinery & Electronic Equipment Co., Ltd
/s/ Company Stamp
Name:
(36.8%)

42

SIGNATURE PAGE OF TAIYU SHAREHOLDERS TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the shareholder of Taiyu has executed this Share Exchange Agreement and Plan of Reorganization as of the day and year first above written.

/s/ Yang In Cheol
Name: Yang In Cheol
(20.8%)

42

SIGNATURE PAGE OF TAIYU SHAREHOLDERS TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the shareholder of Taiyu has executed this Share Exchange Agreement and Plan of Reorganization as of the day and year first above written.

Shen Yang ZhiCe Investment Co., Ltd
/s/ Company Stamp
Name:
(16%)

42

SIGNATURE PAGE OF TAIYU SHAREHOLDERS TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the shareholder of Taiyu has executed this Share Exchange Agreement and Plan of Reorganization as of the day and year first above written.

Advantage Consultants Limited
/s/ Company Stamp
Name:
(4.10%)

42

SIGNATURE PAGE OF TAIYU SHAREHOLDERS TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the shareholder of Taiyu has executed this Share Exchange Agreement and Plan of Reorganization as of the day and year first above written.

/s/ Song Nian Hui
Name: Song Nian Hui
(6%)

42

SIGNATURE PAGE OF TAIYU SHAREHOLDERS TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the shareholder of Taiyu has executed this Share Exchange Agreement and Plan of Reorganization as of the day and year first above written.

/s/ Dong Xin
Name: Dong Xin
(5.4%)

42

SIGNATURE PAGE OF TAIYU SHAREHOLDERS TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the shareholder of Taiyu has executed this Share Exchange Agreement and Plan of Reorganization as of the day and year first above written.

/s/ Yang Xiu Yun
Name: Yang Xiu Yun
(5.4%)

42

SIGNATURE PAGE OF TAIYU SHAREHOLDERS TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the shareholder of Taiyu has executed this Share Exchange Agreement and Plan of Reorganization as of the day and year first above written.

/s/ Li Yan
Name: Li Yan
(3.9%)

SIGNATURE PAGE OF TAIYU SHAREHOLDERS TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the shareholder of Taiyu has executed this Share Exchange Agreement and Plan of Reorganization as of the day and year first above written.

/s/ Yu Ping
Name: Yu Ping
(1.6%)